Exhibit 99.1

FOR IMMEIDATE RELEASE

HARVEST NATURAL RESOURCES

ANNOUNCES CLOSING OF SALE OF

VENEZUELAN INTERESTS

HOUSTON, October 7, 2016 — Harvest Natural Resources, Inc. (Harvest or the Company) (NYSE: HNR) has sold all of its Venezuelan interests in a closing that became effective this morning. The closing occurred in accordance with Harvest’s previously announced share purchase agreement dated June 29, 2016 among Harvest, its subsidiary HNR Energia B.V. and CT Energy Holding SRL. Delta Petroleum N.V., as a permitted assignee, fulfilled CT Energy’s obligations under the share purchase agreement. Harvest’s stockholders approved the transaction on September 15, 2016.

At the closing, Harvest received $80 million in cash, a $12 million six-month 11% note payable to Harvest by the purchaser, and cancellation of $30 million in debt owed by Harvest to CT Energy. Harvest used part of this cash consideration to pay the remaining debt it owed to CT Energy and for other expenses and adjustments associated with the transaction. Net cash proceeds received after paying the above closing adjustments and other expenses was $69.4 million. Also at the closing, CT Energy relinquished its 8,667,597 shares of Harvest common stock, which will be held as treasury shares, and agreed to terminate the warrant, issued in June 2015, to purchase up to an additional 34,070,820 shares of Harvest common stock. With the return of the shares held by CT Energy, Harvest now has 44,318,567 outstanding shares.

After receiving payment of the purchaser’s note payable of $12.0 million less taxes, funding a reserve for potential change of control payments and working capital, the estimated cash remaining is expected to be $62 million. Upon the potential exercise of vested options held by employees, the estimated outstanding shares of Harvest common stock is expected to be 48,693,768 shares.

As a result of the transaction, Harvest has ceased to have a presence in Venezuela, two of the directors appointed by CT Energy to Harvest’s board resigned, Harvest owes no debt to CT Energy, and the relationship between Harvest and CT Energy has terminated.

Going forward, Harvest’s primary tangible asset is its oil and gas interests in Gabon. Harvest has received two proposals for the purchase of its Gabon interests and is in discussions with both potential buyers; however, there can be no assurances that these discussions or either proposal may lead to a definitive transaction. Harvest is currently evaluating the possible sale of its Gabon interests, distributions of cash to its stockholders, and possible dissolution of the Company.

1177 Enclave Parkway, Suite 300 ● Houston, Texas 77077 ● ph: 281.899.5700 fax: 281.899.5700

Concurrently with the closing of Harvest’s sale of its Venezuelan interests (through the sale of its 51% equity interest in Harvest-Vinccler Dutch Holding B.V.), Petroandina Resources Corporation N.V. sold its 29% equity interest in Harvest-Vinccler to the same purchaser. As a result, the parties terminated the December 2013 shareholders’ agreement regarding their holdings in Harvest-Vinccler, Petroandina released Harvest from all claims in connection with the shareholders’ agreement, and Petroandina’s lawsuit against Harvest and HNR Energia is expected to be dismissed by the Delaware Court of Chancery next week, in accordance with Harvest’s settlement agreement with Petroandina.

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with exploration and exploitation assets in Gabon. For more information visit Harvest’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

Forward Looking Statements

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This information may include expected use of proceeds, possible transactions, future plans and business strategy. All statements other than statements of historical fact may constitute forward-looking statements. Although Harvest believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will be correct. Actual results may differ materially from Harvest’s expectations due to uncertainties and risks outside of Harvest’s control. These risks and uncertainties include, among others, the following: difficult economic, global and commodity and capital markets conditions; changes in the legal or regulatory environment; uncertainties associated with Harvest’s ability to enter into a definitive purchase agreement regarding its Gabon assets on terms that it believes are in the best interests of its stockholders; uncertainties regarding business opportunities that may or may not be available to Harvest; and other risks, including many of those included in Harvest’s Annual Report on Form 10-K for 2015, Harvest’s proxy statement relating to its annual stockholders’ meeting held in September 2016, and other public filings made with the Securities and Exchange Commission.